Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

April 20, 2009

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated April 13, 2009 accompanying the audited financial statements of Rhino Productions, Inc. as of December 31, 2008, in the Form 10-K filed with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the filing.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com